CDI Corp. Reports Third Quarter 2010 Results and Announces Dividend

PHILADELPHIA, Oct. 28 /PRNewswire-FirstCall/ -- CDI Corp. (NYSE: CDI) today reported results for the third quarter ended September 30, 2010 and announced a quarterly cash dividend.

For the quarter ended September 30, 2010, the company reported revenue of $249.4 million -- an increase of 11.5% (11.7% in constant currency) compared to $223.7 million for the third quarter 2009.  Third quarter 2010 net earnings were $1.7 million, or $0.09 per diluted share, versus a loss of $12.2 million, or $(0.64) per diluted share, in the third quarter 2009.

Third quarter 2010 revenue includes $14.9 million from the operations of L.R. Kimball which was acquired on June 28, 2010 and is included in the new CDI-Infrastructure vertical.  Excluding Infrastructure, revenue for the third quarter 2010 increased 4.8% (5.0% in constant currency) versus the prior year.  Third quarter 2009 earnings included a $12.3 million pre-tax charge associated with the previously-disclosed United Kingdom's Office of Fair Trading (OFT) matter.  Additionally, third quarter 2009 results included $0.8 million in pre-tax severance charges.  Excluding these items, net earnings for the third quarter 2009 were approximately $0.6 million, or $0.03 per diluted share.

A quarterly cash dividend of $0.13 per share will be paid on November 24, 2010 to all shareholders of record on November 11, 2010.

"We were pleased with the solid year-over-year revenue growth in the third quarter," said President and Chief Executive Officer, Roger H. Ballou.  "Continued robust growth in our IT Solutions segment -- and in both royalty and contract staffing revenue in our Management Recruiters International segment -- reflected ongoing strength in demand for skilled permanent placement and contingent professionals ..

"Additionally, we saw a year-over-year uptick in capital spending by oil and gas and specialty chemical customers in our Engineering Solutions segment's Process & Industrial vertical which could indicate a positive turn in that important sector.  We were also pleased with the performances of our new vertical as third quarter 2010 Infrastructure revenue, contribution margin and integration benchmarks met our expectations.  Increases in our high-margin businesses, including Infrastructure, and continued cost-control vigilance contributed to a strong variable contribution margin of over 13% in the third quarter when taking into account the aforementioned 2009 items."

Business Segment Discussion

CDI Engineering Solutions (ES) reported a 10.2% (9.2% in constant currency) increase in third quarter revenue versus the year-ago third quarter including results from Infrastructure.  Excluding Infrastructure, ES revenue declined 2.0% driven by reduced spending by customers in the Aerospace and Government Services verticals somewhat offset by the previously-mentioned uptick in the Process & Industrial vertical. Operating profit increased by 33.2% to $4.0 million versus the prior-year third quarter, driven by increases in the higher-margin Infrastructure and Process & Industrial verticals.  Third quarter 2009 operating profit also included $0.3 million in severance charges.

Management Recruiters International, Inc. (MRI) revenue increased 28.8% versus the prior-year third quarter driven by increases in royalty and contract sales revenue somewhat offset by a decline in franchise sales.  Operating profit more than doubled to $1.9 million versus the prior-year third quarter driven primarily by the increase in higher-margin royalty revenue.

UK-based CDI AndersElite (Anders) revenue declined 47.6% (44.6% in constant currency) versus the prior-year third quarter reflecting continued weak market conditions in the UK construction industry.  Anders reported an operating loss of $1.6 million versus an operating loss of $1.1 million in the year-ago third quarter (after adjusting the 2009 operating loss to exclude the aforementioned $12.3 million OFT matter) driven primarily by the revenue decline.

CDI IT Solutions (ITS) third quarter revenue increased 35.6% versus the prior-year third quarter reflecting successful business development efforts and broad-based growth across most offices and across most national and retail accounts.  Operating profit more than doubled to $3.9 million reflecting the revenue increase, operating leverage and effective cost controls during the quarter.

Corporate Summary

Corporate overhead costs decreased 11% compared to the prior-year third quarter primarily due to lower severance and compensation costs.  Prior-year third quarter corporate overhead costs included severance costs of $0.3 million.

"CDI ended the quarter with $21.1 million in net cash comprised of $29.1 million in cash and cash equivalents and $8.0 million in short-term debt," said Ballou.  "With our existing cash and cash equivalents and our borrowing capacity, we should have sufficient resources to support revenue growth and ongoing capital needs."

Business Outlook

"Continued strong performance in both our IT Solutions and MRl segments, anticipated revenue sourced in our Infrastructure vertical, and improving project and staffing demand in our Process & Industrial vertical could produce fourth quarter 2010 revenue growth of 13% to 17% versus the prior-year fourth quarter even with continued weak performance at Anders," said Ballou.  "Variable contribution margin for the quarter on this incremental fourth quarter revenue, after adjusting for items identified in the fourth quarter 2009 press release, could be in the mid-to-upper teens due to prudent cost controls and growth in higher-margin permanent placement and ES outsourcing revenue.

"If current economic trends continue, we could achieve year-over-year revenue growth of 8% to 12% in 2011.  We also believe that we could deliver mid-teen variable contribution margin for the year on that revenue growth."

Financial Tables Follow

Conference Call/Webcast

CDI Corp. will conduct a conference call at 10:30 a.m. (ET) today to discuss this announcement.  The conference call will be broadcast live over the Internet and can be accessed by any interested party at www.cdicorp.com.  An online replay will be available at www.cdicorp.com for 14 days after the call.

Company Information

Headquartered in Philadelphia, CDI Corp. (NYSE: CDI) is a leading provider of engineering & information technology outsourcing solutions and professional staffing.  Its operating units include CDI Engineering Solutions, CDI IT Solutions, CDI AndersElite Limited, and Management Recruiters International, Inc.  Visit CDI at www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements that address expectations or projections about the future, including, but not limited to, statements about the Company's strategies for growth and future financial results (such as revenues, pre-tax profit and tax rates), are forward-looking statements. Some of the forward-looking statements can be identified by words like "anticipates," "believes," "expects," "may," "will," "could," "should," "intends," "plans," "estimates" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the Company's control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: weakness in general economic conditions and levels of capital spending by customers in the industries the Company serves; weakness in the financial and capital markets, which may result in the postponement or cancellation of CDI's customers' capital projects or the inability of CDI's customers to pay the Company's fees; loss of business and other adverse customer consequences as a result of the UK Office of Fair Trading decision or the Department of Justice investigation; difficulties in integrating the recently-acquired L.R. Kimball operations with the Company; credit risks associa ted with the Company's customers; competitive market pressures; the availability and cost of qualified labor; the Company's level of success in attracting, training, and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations; the possibility of incurring liability for the Company's activities, including the activities of the Company's temporary employees; the Company's performance on customer contracts; negative outcome of pending and future claims and litigation; and government policies, legislation or judicial decisions adverse to the Company's businesses.  More detailed information about these and other risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K's and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-K's and Form 10-Q's. Readers are ca utioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Note on Constant Currency Calculations

Constant currency year-over-year changes should be considered in addition to, and not as a substitute for or superior to, changes in revenue prepared on a US dollar reported basis. Constant currency year-over-year changes in revenue are calculated by translating the prior period's revenue in local currencies into US dollars using the average exchange rates of the current period.

CDI Corp. and Subsidiaries
Consolidated Earnings Release Tables
(Unaudited)
(in thousands, except per share data)

	For the three months ended			For the nine months ended
	September 30,		June 30,	September 30,
	2010	2009	2010	2010	2009

Revenue	$ 249,355	$223,673	$ 218,982	$ 678,277	$667,751

Cost of services	194,017	179,782	174,279	536,729	532,154

Gross profit	55,338	43,891	44,703	141,548	135,597

Operating and administrative expenses	50,400	55,464	41,135	132,427	147,293

Operating profit (loss)	4,938	(11,573)	3,568	9,121	(11,696)

Other (expense) income, net	(442)	(51)	(130)	(520)	65

Equity in losses from affiliated companies	(312)	(278)	(417)	(1,080)	(859)

Earnings (loss) before income taxes	4,184	(11,902)	3,021	7,521	(12,490)

Income tax expense	2,473	280	423	3,396	556

Net income (loss)	1,711	(12,182)	2,598	4,125	(13,046)

Less: gain (loss) attributable to the noncontrolling interest	32	(10)	8	47	(13)

Net income (loss) attributable to CDI	$ 1,679	$ (12,172)	$ 2,590	$ 4,078	$ (13,033)

Diluted net income (loss) attributable to CDI per share	$ 0.09	$ (0.64)	$ 0.13	$ 0.21	$ (0.69)

Average diluted number of shares	19,244	18,944	19,241	19,211	18,927

	September 30,	June 30,	December 31,	September 30,
Selected Balance Sheet Data:	2010	2010	2009	2009

Cash and cash equivalents	$ 29,140	$ 27,437	$ 73,528	$ 70,531

Accounts receivable, net	$ 216,947	$213,059	$ 176,677	$ 187,727

Current assets	$ 266,298	$254,718	$ 264,697	$ 277,144

Total assets	$ 401,447	$387,400	$ 375,034	$ 385,802

Current liabilities	$ 114,293	$102,500	$ 87,193	$ 91,595

CDI shareholders' equity	$ 273,649	$271,955	$ 274,755	$ 281,942

Noncontrolling interest	$ 342	$ 235	$ 141	$ 138

	For the three months ended			For the nine months ended
	September 30,		June 30,	September 30,
Selected Cash Flow Data:	2010	2009	2010	2010	2009

Depreciation and amortization expense	$ 2,875	$ 2,791	$ 2,533	$ 7,962	$ 8,529

Capital expenditures	$ 1,131	$ 740	$ 908	$ 4,062	$ 4,686

Dividends paid	$ 2,474	$ 2,463	$ 2,471	$ 7,425	$ 7,391

Free cash flow for the quarter ended September 30, 2010 is shown below:

Net cash (used in) provided by operating activities	$ (7,420)
Less: capital expenditures	(1,131)
Less: dividends paid	(2,474)
Free cash flow	$ (11,025)

	For the three months ended			For the nine months ended
Selected Earnings and Other Financial Data:	September 30,		June 30,	September 30,
	2010	2009	2010	2010	2009

Revenue	$ 249,355	$223,673	$ 218,982	$ 678,277	$667,751

Gross profit	$ 55,338	$ 43,891	$ 44,703	$ 141,548	$135,597

Gross profit margin	22.2%	19.6%	20.4%	20.9%	20.3%

Operating and administrative expenses as a percentage of revenue	20.2%	24.8%	18.8%	19.5%	22.1%

Corporate expenses	$ 3,576	$ 4,018	$ 3,685	$ 11,239	$ 12,120

Corporate expenses as a percentage of revenue	1.4%	1.8%	1.7%	1.7%	1.8%

Operating profit margin	2.0%	(5.2)%	1.6%	1.3%	(1.8)%

Effective income tax rate	59.1%	(2.4)%	14.0%	45.2%	(4.5)%

After-tax return on CDI shareholders’ equity (a)	(1.0)%	(5.5)%	(5.9)%

Pre-tax return on net assets (b)	0.3%	(7.2)%	(7.1)%

	For the three months ended			For the nine months ended
	September 30,		June 30,	September 30,
Selected Segment Data:	2010	2009	2010	2010	2009

Engineering Solutions
Revenue	$ 134,250	$121,864	$ 110,197	$ 354,151	$368,875
Gross profit	29,090	22,623	20,375	68,892	71,055
Gross profit margin	21.7%	18.6%	18.5%	19.5%	19.3%

Operating profit (c)	3,954	2,969	3,094	8,518	9,915
Operating profit margin	2.9%	2.4%	2.8%	2.4%	2.7%

Management Recruiters International
Revenue	$ 16,064	$ 12,468	$ 15,108	$ 45,534	$ 40,322
Gross profit	8,789	6,395	8,017	24,056	19,948
Gross profit margin	54.7%	51.3%	53.1%	52.8%	49.5%

Operating profit	1,925	823	1,755	5,111	1,297
Operating profit margin	12.0%	6.6%	11.6%	11.2%	3.2%

AndersElite
Revenue	$ 13,904	$ 26,559	$ 16,930	$ 52,386	$ 80,110
Gross profit	2,801	4,215	3,142	9,664	13,068
Gross profit margin	20.1%	15.9%	18.6%	18.4%	16.3%

Operating loss	(1,598)	(13,380)	(879)	(2,932)	(16,509)
Operating loss margin	(11.5)%	(50.4)%	(5.2)%	(5.6)%	(20.6)%

IT Solutions
Revenue	$ 85,137	$ 62,782	$ 76,747	$ 226,206	$178,444
Gross profit	14,658	10,658	13,169	38,936	31,526
Gross profit margin	17.2%	17.0%	17.2%	17.2%	17.7%

Operating profit	3,921	1,755	2,866	8,583	4,862
Operating profit margin	4.6%	2.8%	3.7%	3.8%	2.7%

	For the three months ended			For the nine months ended
Engineering Solutions Revenue by Vertical:	September 30,		June 30,	September 30,
	2010	2009	2010	2010	2009

CDI Process and Industrial (d)	$ 87,100	$ 85,880	$ 77,476	$ 242,198	$259,522
CDI Government Services	20,036	22,698	19,801	59,895	66,755
CDI Aerospace (d)	12,262	13,286	12,227	36,513	42,598
CDI Infrastructure (e)	14,852	-	693	15,545	-

Total Engineering Solutions Revenue	$ 134,250	$121,864	$ 110,197	$ 354,151	$368,875

(a) Net income attributable to CDI for the current quarter combined with the income (loss) attributable to CDI from the three preceding quarters, divided by the average CDI shareholders' equity at the beginning and end of that four quarter period.

(b) Earnings before income taxes for the current quarter combined with the earnings (loss) before income taxes from the three preceding quarters, divided by the average net assets at the beginning and end of that four quarter period. Net assets include total assets minus total liabilities excluding cash and cash equivalents and income tax accounts.

(c) Includes $312, $278, $417, $1,080 and $859 of equity in losses associated with the Company's non-consolidated joint ventures for the three months ended September 30, 2010 and 2009, the three months ended June 30, 2010 and the nine months ended September 30, 2010 and 2009, respectively.

(d) Revenue for 2009 has been reclassified to conform to the 2010 presentation.

(e) During the second quarter of 2010, Engineering Solutions began reporting a new vertical - CDI Infrastructure, which includes results from the purcha se of substantially all of the assets and certain liabilities of L. Robert Kimball & Associates, Inc. on June 28, 2010.

CONTACT:  Vincent Webb, Vice President, Corporate Communications & Marketing, +1-215-636-1240, Vince.Webb@cdicorp.com; or Mark Kerschner, Chief Financial Officer, +1-215-636-1105, Mark.Kerschner@cdicorp.com